Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-119969, 333-133829 and 333-152914) and Form S-3 (Nos. 333-120448 and 333-164215) of Halozyme Therapeutics, Inc. and in the related Prospectuses of our reports dated March 12, 2010, with respect to the consolidated financial statements of Halozyme Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Halozyme Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
San Diego, California
March 12, 2010